EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

This Employment Agreement dated as of February 07, 2005 (hereinafter referred to as "Agreement") is entered into by and among FuelNation Inc. (the "Company") and James A Connolly III ("Executive"). WHEREAS, the Company employs Executive in the capacity of Vice President and Chief Investor Relations Officer; and

WHEREAS, the Company and Executive desire to set forth in this Agreement all of the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Executive agree as follows:

1. TERM OF EMPLOYMENT. This Agreement is effective March 1, 2005 (the "Effective Date"), and will continue, unless sooner terminated, until March 1, 2008 (the "Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive one (1) year periods ("Renewal Terms") unless either the Company or Executive gives written notice to the other at least ninety (90) days prior to the end of the Initial Term or Renewal Term, as the case may be, of its or his intention not to renew the term of this Agreement. The Initial Term and any Renewal Terms of this Agreement shall be collectively referred to as the "Term."

2. DUTIES AND RESPONSIBILITIES. The Company hereby employs Executive as Vice President and Chief Investor Relations Officer with such powers and duties in that capacity as may be established from time to time by the Company in its discretion. Executive will devote his entire time, attention and energies to the Company's business. Executive, subject to approval by the Company's Board of Directors, may in the future have other business investments and participate in other business ventures which may, from time to time, require portions of his time, but shall not interfere with his duties hereunder. However, nothing in this Agreement shall prevent Executive from passively investing in business activities so long as such investments require no active participation by Executive.

3.       COMPENSATION.

     (a) BASE SALARY. The Company will pay Executive an annualized base salary of $125,000 until March 31, 2006 and $150,000 until March 31, 2007 and
         $200,000 for the remainder of the Initial Term, less applicable deductions, payable in installments according to the Company's normal payroll practices ("Base Salary"). The Base Salary shall be reviewed at least annually by the Company's Board of Directors, which may in its discretion increase the Base Salary. Participation in deferred compensation, discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary payable to Executive under this Section 3(a).

     (b) BONUSES: During the term of this Agreement, the Executive shall receive an annual bonus from the Company, based on performance goals determined at the beginning of each fiscal year by the Executive and Board of Directors of the Company, in its good faith discretion.

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     (c) VACATION. Executive shall be entitled to four (4) weeks of paid vacation during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company.

     (d) STOCK OPTIONS. FuelNation shall grant to Executive stock options to purchase an aggregate of 150,000 shares of common stock at prices to be determined by the Board of Directors. The options shall vest in equal installments on March 1, 2006, 2007 and 2008. The options will only vest assuming that Executive remains employed by Company on the dates that the options are to be deemed vested. There will be no "pro-rated" vesting of any options for the period in which Executive ceases to be employed by Company. Executive will have five (5) years to exercise all vested options.

     (e) AUTOMOBILE. The Company shall reimburse Executive with car expenses to include monthly lease and insurance payments not to exceed $500 per month commencing March 1, 2005 for the remaining term of his employment.

     (f) EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses which are actually incurred or paid by him in the performance of his service hereunder.

     (g) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS; FRINGE BENEFITS. Executive shall be entitled to participate in all plans of FuelNation relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, hospitalization and medical coverage, disability, travel or accident insurance, education or other retirement or employee benefits that FuelNation has adopted or may adopt for the benefit of its senior executives. In addition, Executive shall be entitled to participate in any other fringe benefits, such as club dues, legal and tax planning expenses (up to $5,000 per year) and fees of professional organization and associations, which are now or may become applicable to the Company's senior executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by Executive under this Agreement. Executive shall, during the term of his employment hereunder, continue to be provided with benefits at a level which shall in no event be less in any material respect than the benefits available to the Executive immediately prior to the date of this Agreement. Notwithstanding the foregoing, the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniform to all senior executives entitled to participate therein, and Executive's benefits shall be reduced or terminated accordingly.

4. INABILITY TO PERFORM JOB DUTIES. In the event of Executive's death, this Agreement and the Executive's salary and compensation shall automatically end. If in the reasonable judgment of the Board of Directors, based on independent medical advice, Executive becomes unable to perform his employment duties during the term of this Agreement as a result of mental or physical incapacity, illness or disability, his compensation under this Agreement shall automatically end until such time as Executive becomes able to resume his job duties for the Company. In the event that Executive becomes unable to perform his employment duties for a cumulative period of greater than twelve
         (12) weeks within any span of twelve (12) months, this Agreement and Executive's employment will be automatically terminated. In either event, Executive will be immediately entitled to all accrued and unpaid payments and benefits under Section 3 and the Company shall continue to provide the Executive with those medical, life and disability insurance benefits, if any, which are provided to the Executive on the last day


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         of his employment by the Company for a period of one year following the last day of employment with the Company.

5. TERMINATION BY COMPANY FOR CAUSE. The Company may terminate this Agreement, and Executive's employment "for cause" at any time. As used herein, "for cause" shall mean any one of the following: The conviction of or a plea of guilty or nolo contendere by Executive to a felony; Willful fraud or deceit of material fact by Executive in connection with the performance of his duties hereunder; Commission of a serious and willful violation of any of the Company's personnel policies, including but not limited to violations of the Company's policies against any form of harassment, which violation cannot be cured, or is not cured within fifteen (15) days following (a) receipt by Executive of a written notice specifying the factors or events constituting such failure or refusal and (b) a reasonable opportunity to cure such violation; or Failure of or refusal on the part of Executive to substantially perform all of his duties hereunder as reasonably requested by the Company, which failure or refusal shall not be cured within fifteen (15) days following (a) receipt by Executive of a written notice specifying the factors or events constituting such failure or refusal, and (b) a reasonable opportunity for Executive to correct such deficiencies. In the event the Company terminates Executive's employment for Cause, Executive shall not be entitled to severance, but will immediately be entitled to all accrued and unpaid payments and benefits under Section 3.

6. TERMINATION OF AGREEMENT BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. The Company may terminate this Agreement and Executive's employment without Cause at any time upon sixty (60) days prior written notice to Executive. The Executive may terminate this Agreement and Executive's employment with Good Reason at any time upon sixty (60) days prior written notice to the Company. "Good Reason" shall mean any of the following if the same shall occur without Executive's express prior written consent: (i) the failure by the Company to obtain the assumption by operation of law or otherwise of this Agreement by any entity which is the surviving entity in any merger or other form of reorganization involving the Company or by any entity which acquires all or substantially all of the Company's assets, or (ii) any other material breach of this Agreement by the Company, which breach shall not be cured within fifteen (15) days after written notice thereof to the Company. If the Company terminates Executive's Employment without Cause or Executive terminates his employment with the Company for Good Reason, the Company will pay to Executive a severance payment of an amount equal to 2.99 times his then-current Base Salary. In addition, all unvested stock options owned by the Executive shall become fully vested and exercisable at the date Executive's employment terminates, and Executive shall have the right to exercise all vested, unexercised stock options outstanding at the termination date (including the accelerated options) in accordance with the terms of the plans and agreements pursuant to which such options were issued. Executive shall also immediately be entitled to all accrued and unpaid payments and benefits under Section 3.

7. TERMINATION OF AGREEMENT BY EXECUTIVE. Executive may terminate this Agreement and his employment with the Company without Good Reason upon sixty (60) days prior written notice to the Company. Executive may be required to perform his job duties and will be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require Executive to terminate employment upon receiving said sixty (60) days' notice from Executive of the termination of this Agreement. In such event, the Company will pay to Executive an amount equal to sixty (60) calendar days of his base salary. Executive will


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         not be entitled to receive any other compensation or severance allowance under this Agreement.

8.       CHANGE OF CONTROL.

     (a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (but excluding Executive and members of his family), becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

     (b) During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive at not less than the Base Salary on the Change of Control Date, (ii) pay Executive bonuses in amounts not less in amount than those paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

     (c) If during the remaining term hereof after the Change of Control Date
         (i) Executive's employment is terminated by the Company (or subsidiary), or (ii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in Executive's status, working conditions, management responsibilities or titles, and Executive voluntarily terminates his relationship with the Company within 60 days of any such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, a lump sum payment equal to the remainder of Executive's Base Salary, but no less than 18 months of salary. Such amount will be paid to Executive within 15 business days after his termination of affiliation with the Company.

9. COOPERATION. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Executive performed for the Company. Further, after termination of this Agreement, Executive will furnish such information and proper assistance to the Company as it may reasonably require in connection with any prior business arrangements in which Executive was involved, and any litigation to which the Company is or may become party.

10.      COVENANT NOT TO COMPETE. During the term of this Agreement, and for two
         (2) years after its termination, Executive promises and agrees that she/he will not enter into any employment or business relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any company, business


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         organization or individual whose primary business that is engaged in the same or similar business as that conducted by the Company or with any other business that competes with the Company. This Section 10 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive or the Company. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors. It is expressly understood , however, that Employee has a relationship with Invest-Trend, and a relationship with Equity. Employee is free to simultaneously pursue these opportunities as long as these entities do not compete in the Company's business and as long as the Employee devotes at least 25 hours per week to the business of Company. Employee, however, is not free to pursue other opportunities other than these mentioned in this paragraph without the express written consent of Company.

11. INDEMNIFICATION and HOLD HARMLESS. In the event that a claim arises out of Employee's outside relationships, Employee agrees to indemnify Company and hold it harmless from any such claim. Employee also agrees that under such an event, Employee will reimburse Company its attorney fees and costs used in defending such claim.

12. AGREEMENT NOT TO USE OR DISCLOSE TRADE SECRETS. During the term of this Agreement and a period of five (5) years thereafter, Executive promises and agrees that he/she will not disclose or utilize any trade secrets acquired during the course of service with the Company and/or its related business entities. As used herein, "trade secret" refers to the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company's business and which provides the Company an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or Company financial information. This Section 11 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

13. AGREEMENT NOT TO USE OR DISCLOSE CONFIDENTIAL OR PROPRIETARY INFORMATION. During the term of this Agreement and a period of two (2) years thereafter, Executive promises and agrees that he/she will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Executive in confidence and as a fiduciary. For purposes of this Agreement "confidential and proprietary information" means information disclosed to Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This Section 12 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive, the Company or by its own terms. This restrictive covenant


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         may be assigned to and enforced by any of the Company's assignees or successors.

14. AGREEMENT NOT TO HIRE COMPANY EXECUTIVES. If Executive leaves the employ of the Company or terminates this Agreement, Executive promises and agrees that, during the two (2) years following his departure from the Company, Executive will not, without the express written permission of the Company, actively recruit or solicit employees of the company. This Section 13 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

15. INJUNCTIVE RELIEF. In recognition of the unique services to be performed by Executive and the possibility that any violation by Executive of Section 10, Section 12, Section 13 or Section 14 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Executive expressly stipulates and agrees that the Company shall be entitled, upon ten (10) days written notice to Executive, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for damages.

16. JUDICIAL MODIFICATION OF AGREEMENT. The Company and Executive specifically agree that a court of competent jurisdiction (or an arbitrator, as appropriate) may modify or amend Section 10, Section 11,
         Section 12 or Section 13 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

17. RESOLUTION OF DISPUTES BY ARBITRATION. Any claim or controversy that arises out of or relates to Executive's employment, this Agreement, or the breach of this Agreement, will be resolved by arbitration in Palm Beach County in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company's right to obtain injunctive relief for violations of Section 9, Section 10, Section 11 or Section 12 of this Agreement directly from a court under Section 14 of this Agreement. Each party shall be required to bear its own costs and attorney's fees incurred in any arbitration arising out of Executive's employment, this Agreement, or the breach of this Agreement.

18. TERMINATION OF CERTAIN PROVISIONS. The provisions of paragraph 10 and 14 shall no longer apply if the Company shall file a petition for bankruptcy or if an involuntary petition is filed against the Company that is not dismissed within 60 days.

19. ADEQUATE CONSIDERATION. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

20. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, and supersedes any prior agreements or understanding between the Company and Executive. This Agreement may be amended only in writing, signed by both parties.

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21.      LIMITED EFFECT OF WAIVER BY COMPANY. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

22. SEVERABILITY. If any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the enforceability of the remainder of this Agreement.

23. ASSUMPTION OF AGREEMENT BY COMPANY'S SUCCESSORS AND ASSIGNS. At the Company's sole option, the Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assigns. Executive may not assign his rights and obligations under this Agreement.

24. APPLICABLE LAW. Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on March 14, 2005



COMPANY EXECUTIVE


------------------                                --------------------
Chris R. Salmonson                                James A Connolly III
President

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